Exhibit 1.1

$225,000,000

CINEMARK USA, INC.

4.875% Senior Notes due 2023

PURCHASE AGREEMENT

March 16, 2016

BARCLAYS CAPITAL INC.

As Representative of the several

Initial Purchasers named in Schedule I hereto,

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Cinemark USA, Inc., a Texas corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell $225,000,000 aggregate principal amount of its 4.875% Senior Notes due 2023 (the “Securities”) to the several initial purchasers named in Schedule I hereto (collectively, the “Initial Purchasers”), for which Barclays Capital Inc. (“Barclays Capital”) is acting as representative (the “Representative”). In the event only one Initial Purchaser is listed in Schedule I hereto, any references to the “Initial Purchasers” shall be deemed to refer to the sole Initial Purchaser in the singular form listed in such Schedule I.

The Securities will be issued pursuant to the indenture, dated as of May 24, 2013 (as amended or supplemented to the date hereof, the “Base Indenture”), among the Company, the subsidiaries of the Company listed on Schedule II hereto (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and the Supplemental Indenture, to be dated as of the Closing Date (as defined below) (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. The Securities will be guaranteed on an unsecured senior basis by the Guarantors (the “Guarantees”).

The Company has previously issued $530,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 (the “Existing Securities”) under the Base Indenture. The Securities constitute an offering of “Additional Notes” (as such term is defined in the Base Indenture) under the Base Indenture. Except as otherwise disclosed in the Disclosure Package and the Offering Memorandum (each as defined below), the Securities will have terms identical to the Existing Securities and will be treated as a single class of securities for all purposes under the Indenture, except that the Securities will have separate CUSIP and ISIN numbers from that of the Existing Securities until they are registered pursuant to the Registration Rights Agreement (as defined below).

References to the Indenture herein shall include, with respect to the Guarantors, the Guarantees included therein.

This is to confirm the agreement among the Company, the Guarantors and the Initial Purchasers concerning the offer, issue and sale of the Securities.

The Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”), in reliance upon an exemption therefrom.

Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of an Exchange and Registration Rights Agreement, dated as of the Closing Date (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors will agree, among other things, to file with the Commission (i) a registration statement under the Securities Act (the “Exchange Offer Registration Statement”) covering the issuance of a series of the Company’s debt securities identical in all respects to the Securities except that such debt securities will not be subject to transfer restrictions under the Securities Act (the “Exchange Securities”) and guarantees of the Guarantors of such Exchange Securities (the “Exchange Guarantees”) and the offer to exchange such Exchange Securities and Exchange Guarantees for the Securities and Guarantees (the “Exchange Offer”) and (ii) under certain circumstances described therein, a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”), and, in each case, the Company will use its commercially reasonable best efforts to cause the Registration Statements to be declared effective within the time periods specified therein.

This Agreement, the Indenture and the Registration Rights Agreement are referred to herein collectively as the “Transaction Documents”.

SECTION 1. Representations, Warranties and Agreements of the Company and the Guarantors. The Company and each of the Guarantors, jointly and severally, represent and warrant to, and agree with, the Initial Purchasers that:

(a) The Company and the Guarantors have prepared a preliminary offering memorandum dated March 16, 2016 (the “Preliminary Offering Memorandum”) and will prepare a final offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company, the Guarantors, the Securities, the Guarantees, the Indenture and the Registration Rights Agreement, in form and substance satisfactory to you and (ii) have prepared the term sheet substantially in the form attached in Schedule IV hereto (the “Pricing Term Sheet”), such Pricing Term Sheet, together with the Preliminary Offering Memorandum and any of the other written communications, which were available to purchasers of the Securities at or before 4:30 p.m. (New York City time) on the date of this Agreement (the “Applicable Time”) and identified on Schedule III hereto are hereinafter called the “Disclosure Package”. Copies of the Preliminary Offering Memorandum have been, and copies of the Disclosure Package and the Offering Memorandum have been or will be, made available or delivered by the Company to you.

Any reference to the Preliminary Offering Memorandum, the Disclosure Package or the Offering Memorandum shall be deemed to refer to and include the sections of those documents indicated in the Offering Memorandum under the caption “Incorporation of Certain Documents by Reference”, including, but not limited to, the Company’s most recent Annual Report on Form 10-K, and all subsequent documents filed by the Company with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), on or prior to the date of the Preliminary Offering Memorandum, the Disclosure Package or the Offering Memorandum, as the case may be. Any reference to the Preliminary Offering Memorandum, the Disclosure Package or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include any documents filed by the Company with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum, the Disclosure Package or the Offering Memorandum, as the case may be, and prior to such specified date. All documents filed under the Exchange Act and so incorporated by reference or deemed to be incorporated by reference in the Preliminary Offering Memorandum, the Disclosure Package or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”.

(b) The Preliminary Offering Memorandum, as of its date, did not, the Disclosure Package, as of the Applicable Time, did not, and on the Closing Date, will not, and the Offering Memorandum, as of its date, did not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and each of the Guarantors make no representation or warranty as to information contained in or omitted from the Preliminary Offering Memorandum, the Disclosure Package or the Offering Memorandum in reliance upon and in conformity with written information relating to the Initial Purchasers furnished to the Company by the Initial Purchasers through the Representative specifically for inclusion therein.

(c) The Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Schedule III hereto, including the Pricing Term Sheet, which constitute part of the Disclosure Package, and (iv) any electronic road show or other written communications, in each case used in accordance with Section 3(c). Each such Issuer Written Communication, when taken together with the Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Issuer Written Communication.

(d) The Company and each of its subsidiaries (as defined in Section 15) have been duly organized and are validly existing as corporations or other business organizations, as applicable, in good standing under the laws of their respective jurisdictions of incorporation or organization, as applicable, are duly qualified to do business and are in good standing as foreign corporations or other business organizations, as applicable, in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to so qualify to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the consolidated financial position, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”); and none of the subsidiaries of the Company, other than CNMK Texas Properties, LLC, Century Theatres, Inc. and Cinemark Media, Inc. is a “significant subsidiary”, as such term is defined in Rule 405 under the Securities Act.

(e) The Company has an authorized capitalization as set forth under “Capitalization” in each of the Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable; and all of the issued shares of capital stock or membership interests, as applicable, of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as described in each of the Disclosure Package and the Offering Memorandum and for directors’ qualifying shares, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f) The Company and each of the Guarantors have all necessary power and authority to execute and deliver this Agreement and perform their respective obligations hereunder; this Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors and the transactions contemplated hereby have been duly authorized by the Company and each of the Guarantors; assuming due authorization, execution and delivery by the Initial Purchasers, this Agreement constitutes a legally valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and except with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities laws or the policies underlying such laws; and this Agreement will conform in all material respects to the description thereof contained in each of the Disclosure Package and the Offering Memorandum.

(g) The Company and each of the Guarantors have all necessary power and authority to execute and deliver the Supplemental Indenture and perform their respective obligations thereunder and under the Base Indenture; the Base Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), duly authorized, executed and delivered by the Company and each of the Guarantors and, assuming due authorization, execution and delivery of the Indenture by the Trustee, the Base Indenture constitutes a legally valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (collectively, “Enforceability Exceptions”), and conforms in all material respects to the description thereof contained in each of the Disclosure Package and the Offering Memorandum; and the Supplemental Indenture has been duly authorized by the Company and each of the Guarantors, and, on the Closing Date, the Supplemental Indenture will have been duly executed and delivered by the Company and each of the Guarantors and, assuming due authorization, execution and delivery of the Supplemental Indenture by the Trustee, the Supplemental Indenture will constitute a legally valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, subject to the Enforceability Exceptions, and will conform in all material respects to the description thereof contained in each of the Disclosure Package and the Offering Memorandum.

(h) The Company has all necessary power and authority to execute, issue and deliver the Securities and perform its obligations thereunder; the Securities have been duly authorized by the Company, and when the Securities are delivered to and paid for by the Initial Purchasers pursuant to this Agreement, assuming due authentication thereof by the Trustee, the Securities will be duly executed and delivered by the Company and will constitute legally valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and the Securities will conform, when issued, in all material respects to the description thereof contained in each of the Disclosure Package and the Offering Memorandum.

(i) The Guarantors have all necessary power and authority to issue and deliver the Guarantees and perform their respective obligations thereunder; the Guarantees have been duly authorized by each of the Guarantors, and when the Securities are delivered to and paid for by the Initial Purchasers pursuant to this Agreement, assuming due authentication thereof by the Trustee, the Guarantees will constitute legally valid and binding obligations of each of the Guarantors entitled to the benefits of the Indenture and enforceable against each of the Guarantors in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and the Guarantees will conform, when issued, in all material respects to the description thereof contained in each of the Disclosure Package and the Offering Memorandum.

(j) The Company and each of the Guarantors have all necessary power and authority to engage in the Exchange Offer and to execute, issue and deliver the Exchange Securities and to issue the Exchange Guarantees and perform their respective obligations thereunder; the Exchange Securities and Exchange Guarantees have been duly authorized by the Company and each of the Guarantors and, if and when the Exchange Securities are duly executed and issued in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer, assuming due authentication of the Exchange Securities by the Trustee, such Exchange Securities will constitute legally valid and binding obligations of the Company and the Exchange Guarantees will constitute legally valid and binding obligations of each of the Guarantors entitled to the benefits of the Indenture, enforceable against the Company and each of the Guarantors in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and the Exchange Securities and Exchange Guarantees will conform, when issued, in all material respects to the descriptions thereof contained in each of the Disclosure Package and the Offering Memorandum.

(k) The Company and each of the Guarantors have all necessary power and authority to execute and deliver the Registration Rights Agreement and perform their respective obligations thereunder; the Registration Rights Agreement and the transactions contemplated thereby have been duly authorized by the Company and each of the Guarantors and, when duly executed and delivered by the Company and each of the Guarantors, assuming due authorization, execution and delivery by the Initial Purchasers, the Registration Rights Agreement will constitute a legally valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and except with respect to the rights of indemnification and contribution thereunder, where enforcement thereof may be limited by federal or state securities laws or the policies underlying such laws; and the Registration Rights Agreement will conform, when executed and delivered, in all material respects to the description thereof contained in each of the Disclosure Package and the Offering Memorandum.

(l) The execution, delivery and performance by the Company and each of the Guarantors of this Agreement and the other Transaction Documents to which each is a party, the issuance and sale of the Securities (including the Guarantees), the issuance of the Exchange Securities (including the Exchange Guarantees), compliance by the Company and each of the Guarantors with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease, pledge or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii)

result in any violation of the provisions of the charter or bylaws of the Company or the charter or bylaws or any joint venture, partnership, limited liability company, shareholders’ or other agreement or organizational document of any of the Company’s subsidiaries, or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body (whether domestic or foreign) having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets except, in the case of clauses (i) and (iii), such conflicts, breaches or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or impair the ability of the Company or any of the Guarantors to perform their respective obligations under this Agreement and the other Transaction Documents; no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body (whether domestic or foreign) is required for the execution, delivery and performance by the Company and any of the Guarantors of this Agreement, the other Transaction Documents, the Securities, the Guarantees, the Exchange Securities and the Exchange Guarantees to which each is a party, the issuance and sale of the Securities (including the Guarantees) and the issuance of the Exchange Securities (including the Exchange Guarantees) and the consummation of the transactions contemplated hereby and thereby, except (i) with respect to the transactions contemplated by the Registration Rights Agreement, as may be required under the Securities Act, (ii) as required by applicable state or foreign securities laws in connection with the purchase and resale of the Securities by the Initial Purchasers, and (iii) as have been made or obtained.

(m) Except as described in each of the Disclosure Package and the Offering Memorandum, there are no contracts, agreements or understandings between the Company or any of the Guarantors and any person granting such person the right to require the Company or any of the Guarantors to file a registration statement under the Securities Act with respect to any securities of the Company or any of the Guarantors owned or to be owned by such person or to require the Company or any of the Guarantors to include such securities in any securities being registered pursuant to any registration statement filed by the Company under the Securities Act.

(n) Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included or incorporated by reference in each of the Disclosure Package and the Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (whether domestic or foreign) otherwise than as set forth or contemplated in each of the Disclosure Package and the Offering Memorandum except where such losses or interferences would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, since such date, there has not been any material change in the capital stock or material increase in the long-term debt of the Company or any of its subsidiaries or any adverse change, or any development involving a prospective adverse change, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, otherwise than as set forth or contemplated in each of the Disclosure Package and the Offering Memorandum.

(o) The consolidated financial statements (including the related notes and supporting schedules) included or incorporated by reference in each of the Disclosure Package and the Offering Memorandum present fairly in all material respects the financial position and results of operations of the Company and its subsidiaries, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved; the as adjusted information included in each of the Disclosure Package and the Offering Memorandum gives effect to assumptions made on a reasonable basis as of the date hereof and presents fairly in all material respects the financial position and results of operations of the Company and its subsidiaries on a consolidated basis, as adjusted for the Refinancing Transactions (as defined in each of the Pricing Disclosure Package and the Offering Memorandum) as contemplated in each of the Disclosure Package and the Offering Memorandum, at the dates and for the periods indicated.

(p) Deloitte & Touche LLP, who have certified certain financial statements of the Company, whose report appears in each of the Preliminary Offering Memorandum and the Offering Memorandum or is incorporated by reference therein and who have delivered the initial letter referred to in Section 5(f) and the bring-down letter referred to in Section 5(g), are independent public accountants with respect to the Company and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(q) The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such as are described in each of the Disclosure Package and the Offering Memorandum or such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, except as described in each of the Disclosure Package and the Offering Memorandum, all assets held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, except such as are described in each of the Disclosure Package and the Offering Memorandum or such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) The Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks which the Company believes are adequate for the conduct of their respective businesses and the value of their respective properties.

(s) The Company and each of its subsidiaries own, possess or can acquire on reasonable terms adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others that, if determined adversely to the Company or any of its subsidiaries would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t) Except as described in each of the Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings (whether domestic or foreign) pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and to the best of the Company’s or any of the Guarantors’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(u) Except as described in each of the Disclosure Package and the Offering Memorandum, there are no contracts or other documents which would be required to be described in each of the Preliminary Offering Memorandum and the Offering Memorandum if each of the Preliminary Offering Memorandum and the Offering Memorandum were a prospectus included in a registration statement on Form S-1 that has not been so described therein.

(v) Except as described in each of the Disclosure Package and the Offering Memorandum, no relationship, direct or indirect, exists between or among the Company on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company on the other hand, which would be required to be described in each of the Preliminary Offering Memorandum and the Offering Memorandum if each of the Preliminary Offering Memorandum and the Offering Memorandum were a prospectus included in a registration statement on Form S-1 that has not been so described therein.

(w) No labor disturbance by or dispute with the employees of the Company exists or, to the knowledge of the Company or any of the Guarantors, is imminent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) The Company and members of its controlled group within the meaning of Sections 414 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”) or 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), are in compliance in all respects with all applicable provisions of ERISA, except where the failure to be in such compliance would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; no “reportable event” (as defined in ERISA) has occurred and is continuing with respect to any “pension plan” (as defined in ERISA) for which the Company and such members would have any liability, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any “pension plan” excluding transactions effected pursuant to a statutory or administrative exemption, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; the Company and such members have not incurred and do not expect to incur any actual or contingent liability which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, under (i) Title IV of ERISA, including, but not limited to, with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; the fair market value of the assets of each “pension plan” exceeds the present value of all benefits accrued under such “pension plan” (determined based on those assumptions used to fund such “pension plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and each “pension plan” for which the Company and such members would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(y) Each of the Company and each of the Guarantors has filed (or obtained extensions to file) all federal, state, local and foreign tax returns required to be filed by it through the date hereof, except where the failure to so file would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has paid all taxes due, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both (i) and (ii), adequate reserves have been established on the books and records of the Company or the Guarantors in accordance with GAAP. No tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company or any of the Guarantors have any knowledge of any tax deficiency which, if determined adversely to the Company or any of its subsidiaries would have) or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(z) Since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package through the date hereof, and except as may otherwise be disclosed in the Disclosure Package, including as described under “Use of Proceeds”, neither the Company nor any of the Guarantors has (i) issued or granted any securities (other than pursuant to the Company’s employee benefit plans described in the Disclosure Package), (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

(aa) The Company and its subsidiaries (i) make and keep accurate books and records and (ii) maintain and have maintained effective internal control over financial reporting as defined in Rule 15d-15 under the Exchange Act that complies with the requirements of the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with regard to any differences. Except as disclosed in each of the Disclosure Package and the Offering Memorandum, there are no material weaknesses in the Company’s internal controls. The Company has carried out evaluations of the effectiveness of the disclosure controls and procedures as required by Rule 15d-15 of the Exchange Act.

(bb) Neither the Company nor any of its subsidiaries (i) is in violation of (A), in the case of the Company, its charter or bylaws or (B) in the case of any of the Company’s subsidiaries, its charter or bylaws or any of its joint venture, partnership, limited liability company, shareholders’ or other agreement or organizational document as the case may be, except in the case of this clause (B), where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) is in default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease, pledge or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation in any respect of any law, ordinance, governmental rule, regulation or court decree (whether domestic or foreign) to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit (whether domestic or foreign) necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), such defaults, events, violations or failures that in the aggregate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(cc) Neither the Company nor any of its subsidiaries, nor to the best of the Company’s or any of the Guarantors’ knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has used any corporate or organizational funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture or other person or entity for the purpose of funding or facilitating activities in violation of applicable anti-corruption laws.

(dd) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ee) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is (i) subject to or the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”), (ii) located, organized or resident in a country, region or territory that is the subject of Sanctions, (iii) a person or entity on the list of “Specially Designated nationals and Blocked Persons” or any other Sanctions-related list of designated persons, or (iv) owned or controlled by any person or entity on a Sanction-related list of designated persons; and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of funding or financing the activities of any person currently subject to any Sanctions or in or with any country, region or territory subject to Sanctions, or in any other manner that will result in a violation by any person or entity of Sanctions.

(ff) Each of the Company and its subsidiaries has complied and is in compliance with all, and has not violated any, applicable federal, state, foreign or local laws (including common law), regulations or other legal requirements relating to pollution, the protection of human health or safety, or the environment (“Environmental Laws”), except for any such failure to comply or violation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Company or any of its subsidiaries, there are no costs or liabilities associated with Environmental Laws of or relating to the Company or any of its subsidiaries, except for any such cost or liability which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company or any of its subsidiaries (or, to the knowledge of the Company or any of the Guarantors, any of their predecessors in interest) at, upon or from any of the property now or previously owned, leased or operated by the Company or its subsidiaries in violation of, or in a manner that could reasonably be expected result in liability under, any Environmental Law, except for any such cost, liability or violation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind into the environment of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries have knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The terms “hazardous wastes”, “toxic wastes”, “hazardous substances” and “medical wastes” shall have the meanings specified in any Environmental Law.

(gg) Neither the Company nor any of the Guarantors is and, as of the Closing Date after giving effect to the issuance and sale of the Securities and the issuance of the Guarantees and the application and/or distribution of the net proceeds therefrom as described in each of the Disclosure Package and the Offering Memorandum, will be, an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(hh) The industry, statistical and market-related data included or incorporated by reference in each of the Disclosure Package and the Offering Memorandum are derived from sources that the Company reasonably and in good faith believes to be accurate, reasonable and reliable, and such data agrees with the sources from which they were derived.

(ii) Neither the Company nor any of the Guarantors has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company or any Guarantor in connection with this transaction.

(jj) Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 6 and their compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Indenture, the Registration Rights Agreement, the Disclosure Package and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(kk) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted on an automated inter-dealer quotation system.

(ll) None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D, an “Affiliate”) has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and the Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities, except for this Agreement and the Registration Rights Agreement.

(mm) None of the Company or any of its Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities.

(nn) None of the Company, its Affiliates nor any person acting on its or their behalf (other than the Initial Purchasers in connection with this Agreement) has engaged or will engage in any directed selling efforts (as that term is defined in Regulation S under the Securities Act (“Regulation S”)) with respect to the Securities and each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers in connection with this Agreement) has complied and will comply with the offering restrictions requirement of Regulation S.

(oo) The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. The Exchange Act Reports did not and will not, when filed with the Commission, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(pp) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(qq) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package and the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

SECTION 2. Purchase, Sale and Delivery of Securities. (a) On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Company agrees to sell to each Initial Purchaser all of the Securities, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.75% of the principal amount thereof, plus accrued interest from and including December 1, 2015 to the Closing Date (the “purchase price”), the aggregate principal amount of the Securities set forth opposite that Initial Purchaser’s name in Schedule I hereto.

Delivery of and payment for the Securities shall be made at the offices of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), 425 Lexington Avenue, New York, New York, at 10:00 A.M., New York City time, on March 21, 2016, or such other date or place as shall be determined by agreement of the Initial Purchasers and the Company (such date and time of delivery and payment for the Securities being referred to herein as the “Closing Date”). Delivery of the Securities by the Company shall be made to the Initial Purchasers against payment of the purchase price by the Initial Purchasers; and payment for the Securities by the Initial Purchasers shall be made against delivery to the Initial Purchasers of the Securities as set forth below and effected by wire transfer of immediately available funds.

(b) The Company will deliver against payment of the purchase price the Securities initially sold to (a) persons reasonably believed to be qualified institutional buyers (“QIBs”), as defined in Rule 144A under the Securities Act (“Rule 144A”), and (b) to persons other than U.S. persons as defined in Regulation S in the form of one or more permanent global certificates (the “Global Securities”), registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. The Global Securities will be made available, at the request of any Initial Purchaser, for checking at least 24 hours prior to the Closing Date.

(c) Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligations of each Initial Purchaser hereunder.

SECTION 3. Further Agreements of the Company and the Guarantors. The Company and each of the Guarantors agree:

(a) To prepare the Offering Memorandum in a form approved by Barclays Capital.

(b) To advise the Initial Purchasers promptly of any proposal to amend or supplement any of the Disclosure Package or the Offering Memorandum and not to effect any such amendment or supplement without the consent of the Initial Purchasers. If, at any time prior to completion of the resale of the Securities by the Initial Purchasers, (i) any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to the first sentence of this Section 3(b), furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in light of the circumstances existing at the time, be misleading or so that the Offering Memorandum will comply with law.

(c) Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company will furnish to the Initial Purchasers and to Simpson Thacher, a copy of such Issuer Written Communication for review and will not make, prepare, use, authorize, approve or refer to any such Issuer Written Communication to which the Representative reasonably objects.

(d) The Company and the Guarantors will furnish to each of the Representative and to Simpson Thacher such number of copies of the Preliminary Offering Memorandum, the Disclosure Package, the Offering Memorandum and any Issuer Written Communication and all amendments or supplements to any of such documents, in each case as soon as available and in such quantities as the Representative may from time to time reasonably request.

(e) If at any time prior to the Closing Date (i) any event shall occur or condition exist as a result of which it is necessary to amend the Disclosure Package in order that the Disclosure Package will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time, not misleading or (ii) it is necessary to amend or supplement any of the Disclosure Package to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to the first sentence of paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Disclosure Package as may be necessary so that the statements in any of the Disclosure Package as so amended or supplemented will not, in light of the circumstances existing at the time, be misleading or so that any of the Disclosure Package will comply with law.

(f) For a period of two years following the Closing Date, to furnish to the Initial Purchasers, to the extent such information is not freely available on the Internet, copies of all materials furnished by the Company to its security holders.

(g) Promptly from time to time to take such action as the Representative may reasonably request to qualify the Securities and the Guarantees for the non-public offering and sale under the securities laws of such jurisdictions as the Representative may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities; provided that in connection therewith neither the Company nor the Guarantors shall be required to qualify as a foreign corporation or other entity, file a general consent to service of process in any jurisdiction, subject itself to taxation in respect of doing business in any jurisdiction in which it is otherwise not subject or register the Securities and the Guarantees for public trading other than pursuant to the Registration Rights Agreement.

(h) For a period of 90 days from the date hereof, not to, directly or indirectly, announce an offering of, or file a registration statement with the Commission relating to, any debt securities issued or guaranteed by the Company or any of the Guarantors (other than the offering and the Exchange Offer contemplated by this Agreement), or issue, offer for sale, sell, pledge, grant any option for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition or purchase by any person at any time in the future of) any debt securities issued or guaranteed by the Company or any of the Guarantors (other than the Securities and the Exchange Securities), or substantially similar securities or sell or grant options, warrants or rights with respect to any debt securities issued or guaranteed by the Company or any of the Guarantors, in each case without the prior written consent of Barclays Capital.

(i) To apply the proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Disclosure Package and the Offering Memorandum.

(j) Not to take, directly or indirectly, any action which is designed to stabilize or manipulate, or which constitutes or which might reasonably be expected to cause or result in stabilization or manipulation of, the price of any security of the Company or any of the Guarantors in connection with the offering of the Securities.

(k) For so long as any of the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, to provide to any holder of the Securities or to any prospective purchaser of the Securities designated by any holder, upon request of such holder or prospective purchaser, information required to be provided by Rule 144A(d)(4) of the Securities Act if, at the time of such request, the Company is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

(l) To ensure that each of the Securities will bear, to the extent applicable, the applicable legends contained in the Disclosure Package and the Offering Memorandum under the caption “Transfer Restrictions” for the time period and upon the other terms stated therein, except after the Securities are resold pursuant to a registration statement effective under the Securities Act.

(m) Except following the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, not to, and will cause its Affiliates not to, solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(n) Not to, and will not permit any of their respective Affiliates to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company, a Guarantor or any of their respective affiliates and resold in a transaction registered under the Securities Act.

(o) Not to, and will cause its Affiliates not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) in a transaction that could be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Securities Act.

(p) None of the Company, the Affiliates of the Company nor any person acting on its or their behalf (other than the Initial Purchasers in connection with this Agreement) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and each of the Company, the Affiliates of the Company and each person acting on its or their behalf (other than the Initial Purchasers in connection with this Agreement) will comply with the offering restrictions of Regulation S.

SECTION 4. Expenses. The Company and each of the Guarantors agree to pay: (a) the costs and expenses incident to the authorization, issuance, sale and delivery of the Securities and the Guarantees and any stamp, duty, transfer or similar taxes payable in that connection; (b) the costs incident to the preparation, printing and distribution of the Preliminary Offering Memorandum, the Pricing Term Sheet and the Offering Memorandum and any amendment or supplement to the Preliminary Offering Memorandum and the Offering Memorandum, all as provided in this Agreement; (c) the costs of producing and distributing the Transaction Documents; (d) the reasonable fees and expenses of qualifying the Securities and the Guarantees under the securities laws of the several jurisdictions as provided in Section 3(g) and of preparing, printing and distributing a Blue Sky Memorandum (including related fees and expenses of counsel to the Initial Purchasers for preparation of a Blue Sky Memorandum) and the fees and expenses relating to any Financial Industry Regulatory Authority (“FINRA”) filings, if any; (e) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants; (f) all fees and expenses incurred in connection with any rating of the Securities; (g) the fees and expenses (including fees and disbursements of counsel, if applicable) of the Company, Deloitte & Touche LLP, the Trustee and the costs and charges of any registrar, transfer agent or paying agent under the Indenture; and (h) all other costs and expenses incident to the performance of the obligations of the Company under this Agreement; provided that, except as provided in this Section 4 and in Section 10, the Initial Purchasers shall pay their own costs and expenses, including the costs and expenses of their counsel.

SECTION 5. Conditions of Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Company and each of the Guarantors contained herein, to the performance by the Company and each of the Guarantors of their respective obligations hereunder, and to each of the following additional terms and conditions:

(a) No Initial Purchaser shall have discovered and disclosed to the Company prior to or on the Closing Date that the Disclosure Package, the Offering Memorandum or any amendment or supplement thereto, in the opinion of Simpson Thacher, contains an untrue statement of a fact which is material or omits to state any fact which is material and necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of the Disclosure Package, the Offering Memorandum, the Transaction Documents, the Securities, the Guarantees and all other legal matters relating to this Agreement, the issuance and sale of the Securities and the other transactions contemplated hereby shall be reasonably satisfactory in all material respects to Simpson Thacher, as counsel for the Initial Purchasers.

(c) Akin, Gump, Strauss, Hauer & Feld, LLP shall have furnished to the Initial Purchasers their written opinion and negative assurance letter, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date in form and substance reasonably satisfactory to the Initial Purchasers, to the effect set forth in Exhibit A hereto.

(d) Michael Cavalier shall have furnished to the Initial Purchasers his written opinion, as General Counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, to the effect set forth in Exhibit B hereto.

(e) The Initial Purchasers shall have received from Simpson Thacher such opinion or opinions and negative assurance letter, dated the Closing Date, with respect to the issuance and sale of the Securities, the Disclosure Package, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents and information as they may reasonably request to enable them to pass upon such matters.

(f) At the time of execution of this Agreement, the Initial Purchasers shall have received from Deloitte & Touche LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants with respect to the Company and its subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States), (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given or incorporated by reference in each of the Disclosure Package and the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information of the Company and its subsidiaries and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings with respect to the Company and the Guarantors.

(g) With respect to the letter of Deloitte & Touche LLP referred to in Section 5(f) above and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “initial letter”), the Company shall have furnished to the Initial Purchasers a letter (the “bring-down letter”) of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States), (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given or incorporated by reference in each of the Disclosure Package and the Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information of the Company and its subsidiaries and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(h) The Company and each of the Guarantors shall have furnished to the Initial Purchasers a certificate, dated such Closing Date, of its Chairman of the Board, Chief Executive Officer, President or Chief Financial Officer stating that:

(i) the representations, warranties and agreements of the Company or the particular Guarantor, as applicable, in Section 1 are true and correct as of the Closing Date; the Company or the particular Guarantor, as applicable, has complied with all its agreements contained herein; and the conditions set forth in Sections 5(k), 5(l) and 5(m) have been fulfilled; and

(ii) they have carefully examined the Disclosure Package and the Offering Memorandum and, in their opinion (A) the Disclosure Package, as of the Applicable Time, did not, and the Offering Memorandum, as of its date and the Closing Date did not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances in which they were made, not misleading and (B) since the date hereof no event has occurred which should have been set forth in a supplement or amendment to the Disclosure Package or the Offering Memorandum.

(i) The Supplemental Indenture (in form and substance reasonably satisfactory to the Initial Purchasers) shall have been duly executed and delivered by the Company, each of the Guarantors and the Trustee, and the Securities shall have been duly executed and delivered by the Company and duly authenticated by the Trustee.

(j) The Company, each of the Guarantors and the Initial Purchasers shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect.

(k) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package and the Offering Memorandum (A) any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in each of the Disclosure Package and the Offering Memorandum or (B) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the consolidated financial position, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in each of the Disclosure Package and the Offering Memorandum (exclusive of any amendments or supplements thereto), the effect of which, in any such case described in clause (A) or (B), is, in the judgment of the Initial Purchasers, so material and adverse as to make it impracticable or inadvisable to proceed with the offering, sale or the delivery of the Securities being delivered on the Closing Date on the terms and in the manner contemplated in the Disclosure Package and the Offering Memorandum.

(l) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined under Section 3 of the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(m) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on The New York Stock Exchange or NYSE Amex Equities or in the over-the-counter market, or trading in any securities of Cinemark Holdings, Inc. on any exchange or in the over-the-counter market, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including without limitation as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities being delivered on the Closing Date on the terms and in the manner contemplated in the Disclosure Package and the Offering Memorandum.

(n) The Securities shall be eligible for clearance and settlement through DTC.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers. The Representative may in its sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers hereunder.

SECTION 6. Representation, Warranties and Agreements of Initial Purchasers.

(a) Each Initial Purchaser represents and warrants to, severally and not jointly, and agrees with the Company and each of the Guarantors that it (i) is a QIB, (ii) is purchasing the Securities pursuant to a private sale exempt from registration under the Securities Act without the intent to distribute the Securities in violation of the Securities Act, (iii) will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act and (iv) will solicit offers for the Securities only from, and will offer, sell or deliver the Securities, as part of its initial offering, only to (A) persons whom it reasonably believe to be QIBs, or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (as defined in Regulation S) in accordance with Rule 903 of Regulation S.

(b) Each Initial Purchaser agrees that in connection with the transactions described in Section 6(a)(iv)(B) it has offered and sold the Securities, and will offer and sell the Securities, (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date (the “Restricted Period”), only in accordance with Rule 903 of Regulation S. Accordingly, each Initial Purchaser represents and agrees that, severally and not jointly, with respect to the transactions described in Section 6(a)(iv)(B), neither it, nor any of its Affiliates, nor any person acting on their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and that it has complied and will comply with the offering restrictions of Regulation S. It agrees that, at or prior to the confirmation of sale of the Securities pursuant to Section 6(a)(iv)(B), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from the Initial Purchasers during the Restricted Period, a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of U.S. Persons (i) as part of their distribution at any time or (ii) otherwise until one year after the later of the commencement of the offering and the time of delivery of the Securities, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. The terms used above have the meaning given to them by Regulation S.”

(c) Each of the Initial Purchasers represents and agrees that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the “FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company and the Guarantors; and

(2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(d) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees with respect to offers and sales of Securities outside the United States that it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Disclosure Package, the Offering Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required; and such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Disclosure Package, the Offering Memorandum or any such other material, in all cases at its own expense.

SECTION 7. Indemnification and Contribution.

(a) The Company and each of the Guarantors shall jointly and severally indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Securities), to which that Initial Purchaser, affiliate, director, officer, employee or controlling person may become subject insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any of the Preliminary Offering Memorandum, the Disclosure Package, any Issuer Written Communication or the Offering Memorandum or in any amendment or supplement thereto, (ii) the omission or alleged omission to state in any of the Preliminary Offering Memorandum, the Disclosure Package, any Issuer Written Communication or the Offering Memorandum, or in any amendment or supplement thereto, any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Securities or the offering contemplated hereby, and that is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that neither the Company nor any Guarantor shall be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse each Initial Purchaser and each such affiliate, director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, affiliate, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that neither the Company nor any Guarantor shall be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum, the Disclosure Package, any Issuer Written Communication or the Offering Memorandum, or in any such amendment or supplement, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Representative by or on behalf of such Initial Purchaser specifically for inclusion therein which information consists solely of the information specified in Section 7(e). The foregoing indemnity agreement is in addition to any liability that the Company or any of the Guarantors may otherwise have to any Initial Purchaser or to any affiliate, director, officer, employee or controlling person of that Initial Purchaser.

(b) Each Initial Purchaser, severally and not jointly, shall indemnify and hold harmless the Company and each of the Guarantors, their respective officers and employees, each of their respective directors, and each person, if any, who controls the Company or any Guarantor within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company, the Guarantors or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Disclosure Package, any Issuer Written Communication or the Offering Memorandum or in any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum, the Disclosure Package, any Issuer Written Communication or the Offering Memorandum, or in any amendment or supplement thereto, any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Representative by or on behalf of that Initial Purchaser specifically for inclusion therein as specified in Section 7(e), and shall reimburse the Company, the Guarantors and any such director, officer or controlling person for any legal or other expenses reasonably incurred by the Company, the Guarantors or any such director, officer or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Initial Purchaser may otherwise have to the Company, any Guarantor or any such director, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under paragraph (a) or (b) above except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under paragraph (a) or (b) above. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ counsel to represent jointly the Initial Purchasers and their respective officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company or any of the Guarantors under this Section 7 if, in the reasonable judgment of such Initial Purchaser and their counsel, it is advisable for such Initial Purchaser and such officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of not more than one separate firm (in addition to any local counsel) shall be paid by the Company and the Guarantors. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final non-appealable judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 7 shall for any reason be unavailable or insufficient to hold harmless an indemnified party under Sections 7(a) or (b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand, and the Initial Purchasers on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand, and the Initial Purchasers on the other, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand, and the Initial Purchasers on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this

Agreement (before deducting expenses) received by the Company and the Guarantors, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Securities purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Securities under this Agreement. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of the Guarantors agrees with the Initial Purchasers that it would not be just and equitable if contributions pursuant to this Section 7 were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 7 shall be deemed to include, for purposes of this Section 7(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 7(d) are several in proportion to their respective obligations and not joint.

(e) The Initial Purchasers severally confirm and the Company and the Guarantors acknowledge that the statements in the third paragraph, the first sentence of the eighth paragraph and the ninth paragraph under “Plan of Distribution” in the Preliminary Offering Memorandum and the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company through the Representative by or on behalf of the Initial Purchasers specifically for inclusion in the Preliminary Offering Memorandum and the Offering Memorandum.

SECTION 8. Defaulting Initial Purchasers. If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the Securities which the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date in the respective proportions which the principal amount of Securities set opposite the name of each remaining non-defaulting Initial Purchaser in Schedule I hereto bears to the aggregate principal amount of the Securities set opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule I hereto; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any of the Securities on the Closing Date if the aggregate principal amount of the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 9.09% of the aggregate principal amount of the Securities to be purchased on the Closing Date, and any remaining non-defaulting Initial

Purchaser shall not be obligated to purchase more than 110% of the aggregate principal amount of the Securities which it agreed to purchase on the Closing Date pursuant to the terms of Section 2. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers, or those other purchasers satisfactory to the Initial Purchasers who so agree, shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, the aggregate principal amount of Securities to be purchased on the Closing Date. If the remaining Initial Purchasers or other purchasers satisfactory to the Initial Purchasers do not elect to purchase the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company and the Guarantors, except that the Company and each of the Guarantors will continue to be liable for the payment of expenses to the extent set forth in Sections 4 and 10. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto who, pursuant to this Section 8, purchases Securities which a defaulting Initial Purchaser agreed but failed to purchase.

Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company and the Guarantors for damages caused by its default. If other purchasers are obligated or agree to purchase the Securities of a defaulting or withdrawing Initial Purchaser, either the Representative or the Company may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Disclosure Package or the Offering Memorandum or in any other document or arrangement.

SECTION 9. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Securities if, prior to that time, any of the events described in Sections 5(k), 5(l) or 5(m) shall have occurred or if the Initial Purchasers shall decline to purchase the Securities for any reason permitted under this Agreement.

SECTION 10. Reimbursement of Initial Purchasers’ Expenses. If (a) the Company or the Guarantors shall fail to tender the Securities or the Guarantees for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company or any of the Guarantors to perform any agreement on its part to be performed, or because any other condition of the Initial Purchasers’ obligations hereunder required to be fulfilled by the Company or any of the Guarantors is not fulfilled or (b) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement (including the termination of this Agreement pursuant to Section 9), the Company and each of the Guarantors jointly and severally agree to reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Securities, and upon demand the Company and the Guarantors jointly and severally agree to pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 8 by reason of the default of one or more Initial Purchasers, neither the Company nor any of the Guarantors shall be obligated to reimburse any defaulting Initial Purchaser on account of any expenses.

SECTION 11. Notices, Etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Initial Purchasers, shall be delivered or sent by mail, telex or facsimile transmission to Barclays Capital Inc. at 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: 646-834-8133), with a copy, in the case of any notice pursuant to Section 7(c), to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc. 745 Seventh Avenue, New York, New York 10019 and with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Kenneth B. Wallach, Esq. (Fax: 212-455-2502; Telephone: (212) 455-2000); and

(b) if to the Company or any of the Guarantors, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Michael Cavalier (Fax: 972-665-1004), with a copy to Akin, Gump, Strauss, Hauer & Feld, L.L.P., Attention: Terry M. Schpok, P.C., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201;

provided, however, that any notice to an Initial Purchaser pursuant to Section 7(c) shall be delivered or sent by mail, telex or facsimile transmission to each Initial Purchaser, which address will be supplied to any other party hereto by the Representative upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company and the Guarantors shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by the Representative.

SECTION 12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, each of the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Company and each of the Guarantors contained in this Agreement shall also be deemed to be for the benefit of the affiliates, directors, officers and employees of the Initial Purchasers and the person or persons, if any, who control any Initial Purchaser within the meaning of Section 15 of the Securities Act and (B) the indemnity agreement of the Initial Purchasers contained in Section 7(b) of this Agreement shall be deemed to be for the benefit of directors of the Company, directors of any Guarantor, officers of the Company, officers of any Guarantor, employees of the Company, employees of any Guarantor and any person controlling the Company and the Guarantors within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 12, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 13. Survival. The respective indemnities, representations, warranties and agreements of the Company and each of the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

SECTION 14. Duties. The Company and each of the Guarantors acknowledges and agrees that in connection with this offering, sale of the Securities or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (i) no fiduciary or agency relationship between the Company, the Guarantors and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (ii) the Initial Purchasers are not acting as advisors, expert or otherwise, to the Company or any of the Guarantors, including, without limitation, with respect to the determination of the offering price of the Securities, and any relationship between the Company or any of the Guarantors, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Initial Purchasers may have to the Company or any of the Guarantors shall be limited to those duties and obligations specifically stated herein; and (iv) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Company and the Guarantors.

SECTION 15. Definition of the Terms “Business Day” and “Subsidiary”. For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close and (b) “subsidiary” has the meaning set forth in Rule 405 under the Securities Act, but in any event includes, without limitation, each of the Guarantors.

SECTION 16. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of New York.

SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

SECTION 18. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

SECTION 19. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

If the foregoing correctly sets forth the agreement among the Company, the Guarantors and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

CINEMARK USA, INC.
SUNNYMEAD CINEMA CORP.
CINEMARK PROPERTIES, INC.
GREELEY HOLDINGS, INC.
CINEMARK PARTNERS I, INC.
CNMK TEXAS PROPERTIES, LLC
CINEMARK CONCESSIONS, LLC
CENTURY THEATRES, INC.
MARIN THEATRE MANAGEMENT, LLC
CENTURY THEATRES NG, LLC
CINEARTS, LLC
CINEARTS SACRAMENTO, LLC
CORTE MADERA THEATRES, LLC
NOVATO THEATRES, LLC
SAN RAFAEL THEATRES, LLC
NORTHBAY THEATRES, LLC
CENTURY THEATRES SUMMIT SIERRA, LLC
CENTURY THEATRES SEATTLE, LLC
CNMK INVESTMENTS, INC.

By:	/s/ Michael Cavalier
Name:	Michael Cavalier
Title:	Executive Vice President—General Counsel and Secretary

[CNK – Signature Page to Purchase Agreement]

Accepted:

BARCLAYS CAPITAL INC.
MORGAN STANLEY & CO. LLC
DEUTSCHE BANK SECURITIES INC.
WELLS FARGO SECURITIES, LLC

BY BARCLAYS CAPITAL INC.

By:	/s/ Robert Chen
	Name:	Robert Chen
	Title:	Managing Director

[CNK – Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Aggregate Principal Amount of Securities to be Purchased

Barclays Capital Inc.	$135,000,000
Morgan Stanley & Co. LLC	33,750,000
Deutsche Bank Securities Inc.	28,125,000
Wells Fargo Securities, LLC	28,125,000

Total	$225,000,000

SCHEDULE II

Sunnymead Cinema Corp., a California corporation

Cinemark Properties, Inc., a Texas corporation

Greeley Holdings, Inc., a Texas corporation

Cinemark Partners I, Inc., a Texas corporation

CNMK Investments, Inc., a Delaware corporation

CNMK Texas Properties, LLC, a Texas limited liability company

Cinemark Concessions, LLC, a Florida limited liability company

Century Theatres, Inc., a California corporation

Marin Theatre Management, LLC, a California limited liability company

Century Theatres NG, LLC, a California limited liability company

CineArts, LLC, a California limited liability company

CineArts Sacramento, LLC, a California limited liability company

Corte Madera Theatres, LLC, a California limited liability company

Novato Theatres, LLC, a California limited liability company

San Rafael Theatres, LLC, California limited liability company

Northbay Theatres, LLC, a California limited liability company

Century Theatres Summit Sierra, LLC, a California limited liability company

Century Theatres Seattle, LLC, a California limited liability company

SCHEDULE III

•	Pricing Term Sheet, dated March 16, 2016, relating to the Securities and the Guarantees, in the form attached as Schedule IV hereto.

SCHEDULE IV

Cinemark USA, Inc.

$225,000,000 4.875% Senior Notes due 2023

March 16, 2016

Pricing Supplement

Pricing supplement dated March 16, 2016 (the “Pricing Supplement”) to the Preliminary Offering Memorandum dated March 16, 2016 of Cinemark USA, Inc. The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information contained or incorporated by reference in the Preliminary Offering Memorandum to the extent that it is inconsistent with the information contained or incorporated by reference in the Preliminary Offering Memorandum. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Offering Memorandum.

Issuer	Cinemark USA, Inc.

Title of Security	4.875% Senior Notes due 2023, issued pursuant to the indenture dated as of May 24, 2013

Aggregate Principal Amount	$225,000,000

Distribution	Rule 144A/Regulation S with registration rights

Maturity Date	June 1, 2023

Issue Price	99.00%, plus accrued and unpaid interest from December 1, 2015. Accrued interest on the notes must be paid by the purchasers of the notes from December 1, 2015, the last day interest was paid on the existing 4.875% notes, to the date of issuance of the notes.

Coupon	4.875%

Yield to Worst	5.041%

Spread to Treasury	331 basis points

Benchmark Treasury	UST 1.75% due May 15, 2023

Interest Payment Dates	Semi-annually on June 1 and December 1 of each year, beginning on June 1, 2016

Record Dates	May 15 and November 15 of each year

Ratings[1]	Moody’s Investor Services: B2

Standard & Poor’s: BB

Trade Date	March 16, 2016

Settlement Date	March 21, 2016 (T+3)

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Optional Redemption	On and after June 1, 2018, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, on the notes redeemed during the 12-month period indicated beginning on June 1 of the years indicated below:

Year	Percentage

2018	102.438%

2019	101.625%

2020	100.813%

2021 and thereafter	100.000%

Make-Whole Redemption	Make-whole redemption at T+50 prior to June 1, 2018

Equity Clawback	Up to 35% at 104.875% prior to June 1, 2016

Change of Control	101%

Joint Book-Running Managers	Barclays Capital Inc.

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

CUSIP Numbers	Rule 144A: 172441 BA4

Regulation S: U17176 AH8

ISIN Numbers	Rule 144A: US172441BA43

Regulation S: USU17176AH89

On the issue date, the notes will have different CUSIP and ISIN numbers from the existing 4.875% notes. Upon the consummation of the exchange offer as described in the Preliminary Offering Memorandum, the CUSIP and ISIN numbers for the notes will be automatically merged with the CUSIP and ISIN numbers for the existing 4.875% notes, at which point we expect that the notes will be fungible with the existing 4.875% notes.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

This material is strictly confidential and has been prepared by the Company solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Memorandum. This material is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. Please refer to the Preliminary Offering Memorandum for a complete description.

The securities have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and are being offered and sold only (1) to persons reasonably belived to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or soliciation in such jurisdiction.

Any disclaimers or notices that may appear on this Pricing Supplement below the text of this legend are not applicable to this Pricing Supplement and should be disregarded. Such disclaimers may have been electronically generated as a result of this Pricing Supplement having been sent via, or posted on, Bloomberg or another electronic mail system.